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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Duff & Phelps Acquisitions, LLC and subsidiaries:

        We consent to the use of our report dated May 21, 2007, with respect to the consolidated balance sheets of Duff & Phelps Acquisitions, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, unitholders' equity/(deficit), cash flows and comprehensive income/(loss) for the years ended December 31, 2006 and December 31, 2005, incorporated herein and to the reference to our firm under the heading "Experts" in the prospectus.

        As discussed in our report dated May 21, 2007, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment," as of January 1, 2005, and Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," as of December 31, 2006.

        We consent to the use of our report dated May 21, 2007, with respect to the balance sheet of Standard & Poor's Corporate Value Consulting (a division of The McGraw-Hill Companies, Inc.) as of September 30, 2005, and the related statements of operations, comprehensive income and retained earnings/(accumulated deficit) and cash flows for the nine-months ended September 30, 2005 incorporated herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York
September 4, 2007

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Consent of Independent Registered Public Accounting Firm